Exhibit 99.1

Behringer Harvard

Opportunity REIT I, Inc.

2008 Annual Report

Dear Investors,

2008 was a year of accomplishments and challenges for Behringer Harvard Opportunity REIT I, Inc. Strategic and critical events that occurred include:

•                  three key acquisitions

•                  substantial leasing progress

•                  disciplined management of the balance sheet and a focus on maintaining liquidity

•                  performance of our operating properties consistent with our initial investment objectives

Our strategy is to systematically invest your capital in diversified assets to deliver higher risk-adjusted returns in a relatively short time frame. Though current economic challenges will continue to impact our properties, we remain dedicated to achieving our long-term plan.

2008 Achievements

We started 2008 with a solid capital base and an extensive pipeline of acquisition and development opportunities. We acquired two office buildings for a total purchase price of $67.1 million: Northborough Tower, a 207,000-square-foot, single-tenant office building in Houston, Texas; and Crossroads, a 139,700-square-foot, multi-tenant office building in San Diego, California. Our final transaction of the year was the purchase of a 49% interest in a portfolio of 22 properties located in four countries in Central Europe for €16.3 million (or $25.9 million) through a joint venture with St. Wenceslas Property Fund managed by Hunter Property Fund Management of Edinburgh, Scotland. As a result of these acquisitions, the portfolio grew from 19 investments to a total of 22 investments with 43 properties, comprising $890.9 million in real estate and related assets.

The Northborough Tower acquisition increased our presence in Houston, one of the better performing markets in the country. This single-tenant asset is 100% occupied by Noble Energy, a publicly traded diversified energy company (NYSE: NBL). Northborough Tower was purchased at a significant discount to replacement cost with a long-term lease that includes periodic rental increases over the primary term. Crossroads, situated in San Diego’s desirable Mission Valley submarket, was acquired at a significant discount to replacement cost and offers a great opportunity to increase occupancy from its current occupancy of 75%. The investment in the Central Europe portfolio was a particularly significant acquisition because it considerably expanded our geographic diversity and offered an opportunity to invest with a proven partner and operator. This region has shown strong economic growth over the past several years, and we believe growth will continue, albeit at a slower rate, even during these difficult economic times. The investment also enabled us to continue diversifying the portfolio by asset class because a number of the Central Europe portfolio assets include small grocery-anchored retail centers focused on providing daily necessities. We are pleased with this portfolio’s year-end occupancy rate of 99%.

Asset Allocation and Portfolio Diversification

Hallmarks of a sound portfolio investment strategy are asset allocation and geographic diversity. With an opportunistic-style investment program such as ours, it’s essential to manage risk over the life of the program by balancing assets with a relatively higher risk profile with those that are either stabilized or can reach stabilization quickly. Proper asset allocation also facilitates managing risk through the different real estate cycles. For example, hospitality leads all other asset classes in predicting economic recovery since hotel rooms reprice every night. Multifamily is another leading economic indicator because occupancy is closely tied to job growth, and lease terms are shorter than other types of commercial property. Office and industrial properties are generally more stable asset classes due to longer term leases, so they change slowly with the overall economy.

Some of our portfolio’s assets will take longer to achieve their investment objective due to the current

Some numbers have been rounded for presentation purposes.

Our strategy is to systematically invest your capital in diversified assets to deliver higher risk-adjusted returns in a relatively short time frame.

Picture left: Robert M. Behringer,

Chairman, and Robert S. Aisner,

Chief Executive Officer and President

Beckett House	Northborough Tower	Crossroads
London, England	Houston, TX	San Diego, CA

economy. A few have already reached that point, and we are patiently waiting for improving credit markets and greater transaction volume to realize the opportunity and produce value. We will remain disciplined and strategic in our disposition strategy since we believe that this market is not the right time to harvest value for maximum gains. There will be an economic recovery and a time when buyers will be able to obtain credit. We will be ready to dispose of our assets at that point.

Geographically, the portfolio is well diversified in nine states and seven countries – the U.S., the U.K., the Bahamas, Czech Republic, Poland, Hungary, and Slovakia. In the U.S., we are located in Arizona, Colorado, California, Massachusetts, Minnesota, Missouri, Nevada, Texas, and Virginia. Different countries as well as different regions of the U.S. typically experience different degrees of economic expansion or contraction. In 2008, the Houston, Texas, office portfolio performed very well while our California and Arizona properties saw a greater impact from the slowing economy. The Central European countries have not been immune to the global economic recession, but our retail and logistic assets have held up remarkably well in this difficult climate.

Our Royal Island investment has also been impacted by the global recession as well as the lack of credit availability. We are a limited partner in and a lender to the Royal Island joint venture. Although the joint venture had sale contracts on more than a dozen lots and villas, it could not close on these sales until it completed the infrastructure on the project required by the Bahamian government to release the island plat. A lack of credit resulted in a halt of the infrastructure construction, which led to a default in payment of the loan provided by us and our other lenders in the project. We have begun restructuring discussions with the other investors, lenders, and the developer of the project. Global economic conditions have also slowed marketing of the project, and we now believe that it will take 12 to 24 months to restructure the project and for the market for Caribbean resort properties to improve.

At year-end, our portfolio by square feet was comprised of 40% office, 21% hotel/condominium, 10% industrial, 8% mixed use, 8% developable land, 7% multifamily, and 6% retail space. The 11-building office portfolio includes six assets that are 92% leased or greater, while the overall office portfolio was 82% leased at year-end. As mentioned earlier, the Central Europe portfolio, which is primarily retail, is 99% leased. Our student housing properties at the University of Virginia and Texas Christian University were 98% and 94% leased, respectively. We have invested in two newly constructed multifamily communities, Alexan Black Mountain, located in Las Vegas, Nevada, and Alexan Voss, located in Houston, Texas, through mezzanine loans with options to acquire after completion. Alexan Black Mountain, which started leasing in late 2007, was 91% leased. Alexan Voss, which was completed in December 2008, is already 44% leased. At Chase Park Plaza, sold, under contract, and reserved condominium units total 63% of the 86 available units scheduled to be completed in November 2009.

Disciplined Liquidity Management

Our investment strategy is designed to manage liquidity, preserve equity, and harvest value at the opportune time. We believe investment programs that remain disciplined in their capital allocations during difficult times will be the likely survivors as the economy recovers and normalcy in the capital and credit markets returns.

The board of directors routinely reviews our distribution and redemption policies. We prepare on an annual basis a detailed budget for our expenditures, which is continually monitored. Budgeted expenditures for redemptions were based upon redemption rates throughout our operating history. Requests for redemptions during the first quarter of 2009 alone exceeded the full year’s budgeted amount for redemptions and indicated a rapid acceleration toward the share redemption program’s limits. During these uncertain times, we believe that retaining capital, maintaining financial flexibility, and strengthening our balance sheet are our top priorities. As a result, on March 30, 2009, the board voted to accept requests for redemption of the common stock made on circumstances of a shareholder’s death, disability, or need for long-term care; reject all other pending redemptions (referred to as “ordinary” redemptions); and suspend the share redemption program in respect of ordinary redemptions until further notice. The board also voted to continue to accept, until further notice, redemptions made on circumstances of a shareholder’s death, disability, or need for long-term care. The proactive measures taken by the board will enable us to retain liquidity in 2009, adding stability to the balance sheet and protecting against the uncertainties in the capital markets.

We will be extremely judicious in deploying our capital in 2009 and beyond as we wait for the economic disruptions to subside.

Experienced Management Makes a Difference

We are employing all the skills of our experienced management team to navigate through this unprecedented cycle. Our well-seasoned management group has experienced several real estate cycles and understands the challenges currently created by this difficult economy. Our asset managers spend a significant amount of time in the markets where our assets are located, developing nuanced strategies for each property. At this point in the life of the program, given that our acquisition phase has concluded and considering these economic times, effective asset and balance sheet management is critical to our long-term success.

Priorities for 2009

The outlook for commercial real estate in general is uncertain, but our mission is clear—manage liquidity, preserve equity, and harvest value at the opportune time. While we are pleased with the improvement in occupancy in many of our assets, we still have some vacancies to fill and challenges to overcome. Capital budgets will be heavily scrutinized with an emphasis on revenue generating expenditures and essential asset maintenance. Our developments, including Frisco Square, Rio Salado, Royal Island, and The Lodge & Spa at Cordillera, will for the most part be idled this year. We will use our best judgment and experience to determine the right time to move forward. We will also conservatively manage our liquidity in an environment where cash has become the most sought after commodity.

Thank you for your investment in Behringer Harvard Opportunity REIT I. We look forward to reporting our activity and results to you during the upcoming year.

Sincerely,

ROBERT M. BEHRINGER

Chairman

ROBERT S. AISNER

Chief Executive Officer and President

Value-Added Case Studies

A key component of our investment strategy is to achieve stabilization, as quickly as possible.

Two case studies from 2008 demonstrate our commitment to this goal.

Bent Tree Green, Dallas

This property was highlighted in the 2007 annual report, as we were in the process of renovation that we anticipated would add value to this well located office asset through an increase in leasing activity. The renovation of the lobby, common areas, and exterior improvements was completed in March 2008. As a result, we were able to lease an additional 37,300 square feet, which improved its 2007 year-end leasing from 62% to 84% by year-end 2008, and improved the asset’s overall cash flow.

Office Portfolio Acquisition, Houston

Comprised of three office assets, Regency Center, Northpoint Central and 2603 Augusta, this Houston portfolio was acquired in September 2007. With capital improvements and an aggressive leasing effort, we were able to significantly improve the overall occupancy rate. At Regency Center, we acted very quickly to renew the anchor tenant, American Express, for 10 years at an attractive rate compared with our original underwriting.

Regency Center was 96% leased at year-end. Northpoint Central is well leased at 93%, an improvement from 82% leased at acquisition. 2603 Augusta’s tenancy has improved from 50% leased at acquisition to 60% at year-end 2008. After year-end, we executed a key renewal at 2603 Augusta with Principal Financial Group, and expanded their full floor occupancy by 6,000 square feet, extending their lease term for an additional 5 years. This important transaction increased occupancy to 62%.

GrandMarc at Westberry Place	Alexan Voss
Fort Worth, TX	Houston, TX

Our mission is clear—manage liquidity, preserve equity, and harvest value at the opportune time.